Number: C0826654

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that TARSIS CAPITAL CORP. changed its name to TARSIS RESOURCES LTD. on June 17, 2009 at 10:39 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On June 17, 2009

RON TOWNSHEND Registrar of Companies Province of British Columbia Canada